Exhibit 23.4

DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas  75244

October 8, 2010

Magnum Hunter Resources Corporation
777 Post Oak Blvd., Suite 910
Houston, Texas  77056

Ladies and Gentlemen:

We consent to the incorporation by reference in the Registration Statement on Form S-8, to be filed on or about October 8, 2010, of Mangum Hunter Resources Corporation of the reference to our reports for Magnum Hunter Resources Corporation, which appears in the annual report on Form 10-K for the year ended December 31, 2009.

Very truly yours, /s/ DeGOLYER and Mac NAUGHTON DeGOLYER and Mac NAUGHTON Texas Registered Engineereing Firm F-716